Exhibit 23.2

MERCER	155 North Wacker Drive, Suite 1500
Chicago, IL 60606
Phone 312 917 9900
Fax 312 917 8999
www.mercer.com

MMC	MARSH MERCER KROLL GUY CARPENTER OLIVER WYMAN
The Board of Directors
HSBC Holdings
February 23, 2010
Subject: Confirmation Letter
We, Jennifer Jakubowski and Emily Carlson, consent to be named as valuation actuaries of the Retirement Income Plan in the 2009 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to us under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333 109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859 and 333-155338, 333-158054, 333-158065, 333-162565).

/s/ Emily Carlson	February 23, 2010

Emily Carlson, ASA	Date
Member, American Academy of Actuaries

/s/ Jennifer Jakubowski	February 23, 2010

Jennifer Jakubowski, FSA	Date
Member, American Academy of Actuaries
Enrolled Actuary No. 08-07236